Exhibit 99.1

FOR IMMEDIATE RELEASE:
Wednesday, July 13, 2005

COMMERCE BANCSHARES, INC. REPORTS SECOND
QUARTER EARNINGS PER SHARE GROWTH OF 5%

     Commerce Bancshares, Inc. announced record earnings of $.80 per share for the three months ended June 30, 2005, an increase of 5% compared to $.76 per share in the second quarter 2004 and $.73 in the first quarter 2005. Net income for the second quarter 2005 amounted to $54.4 million compared to $53.8 million in the same period last year and $49.8 million in the first quarter 2005. For the second quarter, the return on average equity was 15.8% and the return on assets was 1.55%. The efficiency ratio for the quarter totaled 58.3%.

     For the first six months ended June 30, 2005, earnings per share totaled $1.53, an increase of 4% compared with $1.47 in 2004. Net income amounted to $104.2 million compared with $105.2 million for 2004. The return on average assets was 1.50% and the return on average equity was 15.1%.

     In announcing these results, David W. Kemper, Chairman and CEO, said, “Net income grew 9% in the second quarter 2005 compared with the previous quarter. This growth was driven by an improving net interest margin and solid expense control. Credit costs remained at low levels during the quarter. Annualized growth of 6% in both loans and deposits in the second quarter contributed to the improved net interest margin and allowed a planned reduction in the securities portfolio. Non-interest expense remained well controlled and declined in the second quarter compared with the previous quarter. In the first six months of 2005, revenues from both personal deposit and bank card transaction fees, two of our largest payment system products, experienced double-digit growth compared to the prior year and reflect continued strong results in these products.”

     Mr. Kemper continued, “Asset quality remained strong this quarter with net charge-offs totaling $7.0 million, or .33% of total average loans. Net charge-offs for the first six months of 2005 were .26% of average loans compared with .46% last year. Our allowance for loan losses at June 30, 2005 totaled $129.4 million and was 806% of non-performing loans. Our loan loss reserve amounted to 1.52% of total loans.”

     Total assets at June 30, 2005 were $14.1 billion, total loans were $8.5 billion, and total deposits were $10.7 billion. Non-performing loans amounted to $16.1 million or .19% of total loans. During the quarter the Company purchased 1.3 million shares of its common stock through its treasury buyback plan.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

     Posted to the Company’s web site is management’s discussion of second quarter results. To see this information please visit our web site at www.commercebank.com.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	3/31/05	6/30/05	6/30/04
Non-Accrual Loans	$17,333	$16,060	$27,654
Foreclosed Real Estate	$1,262	$542	$1,877
Total Non-Performing Assets	$18,595	$16,602	$29,531
Non-Performing Assets to Loans	.22%	.20%	.36%
Non-Performing Assets to Total Assets	.13%	.12%	.20%
Loans 90 Days & Over Past Due - Still Accruing	$15,972	$15,070	$16,481

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
(Unaudited)	2005	2005	2004	2005	2004
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$121,477	$127,387	$126,461	$248,864	$249,445
Taxable equivalent net interest income	121,994	128,044	127,025	250,038	250,597
Non-interest income	80,691	84,980	84,289	165,671	170,258
Provision for loan losses	2,368	5,503	6,280	7,871	16,530
Non-interest expense	123,922	123,012	120,936	246,934	239,848
Net income	49,846	54,368	53,838	104,214	105,162
Cash dividends	16,133	15,970	15,340	32,103	30,841
Net total loan charge-offs	3,802	7,035	6,248	10,837	18,627
Net business charge-offs (recov)	(2,771)	(48)	(223)	(2,819)	5,337
Net credit card charge-offs	4,597	5,430	4,993	10,027	9,869
Net personal banking charge-offs*	1,948	1,474	1,260	3,422	3,232
Net real estate charge-offs (recov)	(56)	(19)	73	(75)	175
Net overdraft charge-offs	84	198	145	282	14
Per share:
Net income — basic	$0.74	$0.81	$0.77	$1.55	$1.49
Net income — diluted	$0.73	$0.80	$0.76	$1.53	$1.47
Cash dividends	$0.240	$0.240	$0.219	$0.480	$0.438
Diluted wtd. average shares o/s	68,582	67,653	71,334	68,115	71,775

RATIOS
Average loans to deposits	79.45%	79.35%	78.13%	79.40%	78.99%
Return on total average assets	1.44%	1.55%	1.51%	1.50%	1.48%
Return on total average stockholders’ equity	14.35%	15.78%	14.91%	15.07%	14.50%
Non-interest income to revenue**	39.91%	40.02%	39.99%	39.97%	40.57%
Efficiency ratio***	62.22%	58.27%	57.96%	60.18%	58.58%

AT PERIOD END
Book value per share based on total stockholders’ equity	$20.42	$20.82	$20.12
Market value per share	$48.20	$50.41	$43.76
Allowance for loan losses as a percentage of loans	1.56%	1.52%	1.64%
Tier I leverage ratio	9.46%	9.37%	9.47%
Common shares outstanding	67,176,629	66,104,839	69,974,678
Shareholders of record	4,735	4,584	4,845
Number of bank/ATM locations	331	337	327
Number of bank charters	3	3	4
Full-time equivalent employees	4,836	4,826	4,822

	June 30	June 30
OTHER YTD INFORMATION	2005	2004
High market value per share	$50.93	$47.62
Low market value per share	$46.14	$41.90

*	Includes consumer, student and home equity loans

**	Revenue includes net interest income and non-interest income.

***	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(In thousands, except per share data)	2005	2005	2004	2005	2004
INTEREST INCOME
Interest and fees on loans	$118,523	$125,242	$102,753	$243,765	$206,762
Interest on investment securities	41,746	46,394	49,348	88,140	93,940
Interest on federal funds sold and securities purchased under agreements to resell	584	1,164	339	1,748	525

Total interest income	160,853	172,800	152,440	333,653	301,227

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	10,457	12,192	6,320	22,649	12,492
Time open and C.D.’s of less than $100,000	10,392	12,051	9,592	22,443	19,491
Time open and C.D.’s of $100,000 and over	6,352	7,973	3,571	14,325	6,836
Interest on other borrowings	12,175	13,197	6,496	25,372	12,963

Total interest expense	39,376	45,413	25,979	84,789	51,782

Net interest income	121,477	127,387	126,461	248,864	249,445
Provision for loan losses	2,368	5,503	6,280	7,871	16,530

Net interest income after provision for loan losses	119,109	121,884	120,181	240,993	232,915

NON-INTEREST INCOME
Trust fees	16,394	17,040	16,128	33,434	32,292
Deposit account charges and other fees	24,301	27,476	26,930	51,777	52,452
Bank card transaction fees	19,507	21,295	19,348	40,802	36,948
Trading account profits and commissions	2,614	2,450	2,970	5,064	6,796
Consumer brokerage services	2,825	2,338	2,481	5,163	4,939
Loan fees and sales	3,440	4,805	5,254	8,245	8,907
Net gains on securities transactions	3,612	1,372	2,833	4,984	11,784
Other	7,998	8,204	8,345	16,202	16,140

Total non-interest income	80,691	84,980	84,289	165,671	170,258

NON-INTEREST EXPENSE
Salaries and employee benefits	70,180	67,585	65,696	137,765	133,712
Net occupancy	9,778	9,527	9,834	19,305	20,000
Equipment	5,691	5,701	5,678	11,392	11,536
Supplies and communication	8,213	8,257	8,342	16,470	16,286
Data processing and software	11,455	12,069	11,802	23,524	22,432
Marketing	3,862	4,687	4,424	8,549	8,128
Other intangible assets amortization	381	67	433	448	869
Other	14,362	15,119	14,727	29,481	26,885

Total non-interest expense	123,922	123,012	120,936	246,934	239,848

Income before income taxes	75,878	83,852	83,534	159,730	163,325
Less income taxes	26,032	29,484	29,696	55,516	58,163

NET INCOME	$49,846	$54,368	$53,838	$104,214	$105,162

Net income per share — basic	$0.74	$0.81	$0.77	$1.55	$1.49

Net income per share — diluted	$0.73	$0.80	$0.76	$1.53	$1.47

Cash dividends per common share	$0.240	$0.240	$0.219	$0.480	$0.438

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2005	2005	2004
ASSETS
Loans, net of unearned income	$8,406,110	$8,499,301	$8,107,924
Allowance for loan losses	(130,960)	(129,428)	(133,124)

Net loans	8,275,150	8,369,873	7,974,800

Investment securities:
Available for sale	4,442,210	4,358,178	4,792,606
Trading	13,154	12,359	17,673
Non-marketable	74,965	73,674	72,141

Total investment securities	4,530,329	4,444,211	4,882,420

Federal funds sold and securities purchased under agreements to resell	179,107	128,204	134,805
Cash and due from banks	502,362	544,922	860,203
Land, buildings and equipment — net	368,512	372,291	339,269
Goodwill	48,522	48,522	48,522
Other intangible assets — net	118	54	1,321
Other assets	199,172	210,116	183,547

Total assets	$14,103,272	$14,118,193	$14,424,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,347,994	$1,351,186	$1,723,109
Savings, interest checking and money market	6,552,169	6,547,940	6,130,449
Time open and C.D.’s of less than $100,000	1,700,853	1,744,629	1,669,858
Time open and C.D.’s of $100,000 and over	1,084,407	1,022,361	847,332

Total deposits	10,685,423	10,666,116	10,370,748
Federal funds purchased and securities sold under agreements to repurchase	1,566,914	1,594,735	2,157,542
Other borrowings	388,328	371,781	393,625
Other liabilities	91,038	109,392	94,883

Total liabilities	12,731,703	12,742,024	13,016,798

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	347,049	347,049	343,183
Capital surplus	385,792	384,166	353,359
Retained earnings	737,006	775,404	781,457
Treasury stock	(103,696)	(155,749)	(89,473)
Accumulated other comprehensive income	5,418	25,299	19,563

Total stockholders’ equity	1,371,569	1,376,169	1,408,089

Total liabilities and stockholders’ equity	$14,103,272	$14,118,193	$14,424,887

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(Dollars in thousands)	2005	2005	2004	2005	2004
Loans:
Business	$2,246,288	$2,305,000	$2,124,532	$2,275,806	$2,105,495
Real estate — construction	442,471	478,675	439,082	460,673	432,632
Real estate — business	1,758,141	1,765,896	1,850,935	1,762,040	1,866,072
Real estate — personal	1,335,024	1,344,203	1,329,562	1,339,639	1,330,288
Consumer	1,193,063	1,225,386	1,184,229	1,209,314	1,168,070
Home equity	412,356	422,637	371,135	417,525	364,119
Student	410,020	374,176	288,637	391,999	335,347
Credit card	546,946	553,965	509,310	550,475	510,048
Overdrafts	16,297	11,651	10,779	13,961	14,128

Total loans	8,360,606	8,481,589	8,108,201	8,421,432	8,126,199

Investment securities (excluding unrealized gains and losses):
Available for sale	4,504,318	4,345,329	4,950,254	4,424,384	4,903,690
Trading	11,369	7,864	25,151	9,607	16,792
Non-marketable	76,853	75,968	77,663	76,408	76,157

Total investment securities	4,592,540	4,429,161	5,053,068	4,510,399	4,996,639

Federal funds sold and securities purchased under agreements to resell	84,987	145,135	111,170	115,227	85,784

Total interest earning assets	13,038,133	13,055,885	13,272,439	13,047,058	13,208,622

Total assets	14,070,385	14,024,246	14,323,830	14,047,188	14,258,715

Deposits:
Non-interest bearing deposits	772,869	633,473	1,275,569	702,786	1,254,744
Interest bearing deposits:
Savings	403,844	417,059	411,260	410,488	401,975
Interest checking	262,460	175,820	503,039	218,900	492,972
Money market	6,439,761	6,644,696	5,661,088	6,542,796	5,644,374
Time open & C.D.’s of less than $100,000	1,664,823	1,732,288	1,685,584	1,698,742	1,700,311
Time open & C.D.’s of $100,000 and over	979,011	1,085,769	841,283	1,032,685	793,192

Total interest bearing deposits	9,749,899	10,055,632	9,102,254	9,903,611	9,032,824

Total deposits	10,522,768	10,689,105	10,377,823	10,606,397	10,287,568

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,655,050	1,481,135	1,911,587	1,567,611	1,929,397
Oher borrowings	388,771	380,043	453,931	384,383	447,475

Total borrowings	2,043,821	1,861,178	2,365,518	1,951,994	2,376,872

Total interest bearing liabilities	11,793,720	11,916,810	11,467,772	11,855,605	11,409,696
Total stockholders’ equity	1,408,414	1,381,560	1,452,019	1,394,913	1,458,467

Net yield on interest earning assets (tax-equivalent basis)	3.79%	3.93%	3.85%	3.86%	3.82%

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2005

For the quarter ended June 30, 2005, net income amounted to $54.4 million, an increase of 9.1% over the previous quarter and 1.0% over the 2nd quarter of the prior year. For the current quarter, return on assets was 1.6%, the return on average equity was 15.8%, and the efficiency ratio was 58.3%. The increase in net income over the previous quarter was the result of growth in net interest income coupled with lower non-interest expense. When compared with the 2nd quarter of last year, net income growth resulted from slightly higher net interest income and non-interest income, coupled with a lower provision for loan losses.

Balance Sheet Review

During the 2nd quarter, average loans increased by $121.0 million, or 1.4%, compared to the previous quarter and represented annualized growth of 5.6%. Average loans also increased $373.4 million, or 4.6%, compared to the same period last year. Compared to the 1st quarter of this year, average business and construction loans grew $58.7 million and $36.2 million, respectively, as a result of improved economic conditions and customer demand. Consumer loans increased $32.3 million as a result of continued growth in marine and recreational vehicle lending. However, such growth was offset by lower automobile lending. Student loan totals declined during the quarter due to the sale of $74.1 million from the portfolio. Average personal real estate loans increased slightly during the quarter as loan originations improved. Commercial credit card balances were reclassified this quarter and recorded as business loans. Such amounts were $68.8 million and $47.4 million at June 30, 2005 and 2004 and $61.4 million at March 31, 2005.

Available for sale investment securities, excluding fair value adjustments, decreased on average by $159.0 million, or 3.5%, this quarter compared with the previous quarter as the Company continued to modify its investment securities portfolio to address such things as concentration, duration and interest rate risk. Accordingly, during the quarter, sales, maturities and principal pay-downs of securities totaled $683.6 million. During the quarter, purchases of securities totaled $574.2 million, and consisted of mortgage-backed ($244.3 million), asset-backed ($229.4 million), and U.S. government agency ($85.2 million).

Total average deposits increased by $166.3 million during the 2nd quarter when compared to the 1st quarter of this year (annualized growth rate of 6.4%). This increase was due mainly to increases in jumbo ($106.8 million) and retail ($67.5 million) certificates of deposit, partly offset by a decline in premium money market accounts ($64.6 million). Lower average balances in demand and interest checking deposit accounts resulted from the reclassification of certain of these balances to money market accounts in the middle of the 1st quarter 2005. The average loans to deposits ratio for the quarter decreased slightly from the 1st quarter to 79.3%.

During the current quarter, average borrowings decreased by $182.6 million due to declines in federal funds purchased, partly offset by higher securities sold under agreements to repurchase.

Net Interest Income

In the 2ndquarter, net interest income amounted to $127.4 million, an increase of $5.9 million, or 4.9%, compared with the previous quarter and an increase of $926 thousand, or .7%, compared to the 2nd quarter of last year. During the second quarter of 2005 the net yield on earning assets increased 14 basis points to 3.93%, compared with 3.79% in the previous quarter and 3.85% in the 2nd quarter of last year.

The increase in net interest income in the 2nd quarter over the 1st quarter of 2005 was the result of higher rates earned on both the loan and investment securities portfolios, which had the effect of increasing net interest income by $11.0 million. However, the effects of higher rates on both deposits and other borrowings totaled $6.4 million, offsetting part of this increase. Growth in loan balances also added approximately $1.7 million to net interest income this quarter, while the decline in average balances of federal funds purchased added $1.4 million to net interest income. Compared to the 1st quarter of 2005, average rates earned on loans and investment securities increased 17 and 52 basis points, respectively, while rates paid on interest bearing deposits and other borrowings increased 16 and 42 basis points, respectively. The increase in average rates earned on investment securities resulted mainly from an increase of $3.0 million in inflation related earnings recognized in the 2nd quarter from the Company’s inflation indexed Treasury securities.

During the quarter, the overall yield on interest earning assets increased 31 basis points to 5.33%, while the overall cost of interest bearing liabilities increased 17 basis points to 1.53%.

Non-Interest Income

For the 2nd quarter of 2005, total non-interest income amounted to $85.0 million compared with $80.7 million in the previous quarter and $84.3 million in the same quarter last year. Excluding investment securities gains, non-interest income grew 8.5% compared with the previous quarter and 2.6% over the same period last year. Compared with the previous quarter, this increase resulted from growth in deposit account and bank card transaction fees coupled with higher gains on student loan sales. Compared with the same period last year, this growth was mainly the result of higher bank card, deposit and trust fee

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2005

income. Bond trading income declined from amounts recorded in the same period last year due to the impact that higher interest rates have on this business. Bank card fees for the quarter increased 10.1% over the same period last year, due mainly to higher fees earned on debit and credit card transactions, which grew by 15.4% and 12.1%, respectively. Deposit account fees increased 2.0% over the 2nd quarter of last year due mainly to a 15.8% increase in deposit overdraft fees, but were partially offset by lower corporate cash management fee income, which declined 18.5%. The increase in overdraft fees was the result of higher transaction volumes, while the current higher interest rate environment had the effect of lowering corporate cash management fee income. Trust fees for the quarter increased 5.7% over the same quarter last year mainly as a result of higher fees on personal trust accounts. Other income in the 2nd quarter of 2004 included a gain on a branch sale of $1.1 million that did not reoccur in 2005. Additionally, gains on student loan sales were $3.6 million in the 2nd quarter 2005, compared to gains of $2.3 million in the previous quarter and $4.1 million in the same period last year.

Net securities gains amounted to $1.4 million for the 2nd quarter of 2005, compared to $3.6 million in the 1st quarter of 2005 and $2.8 million in the 2nd quarter of last year.

Non-Interest Expense

Non-interest expense for the quarter amounted to $123.0 million, an increase of $2.1 million, or 1.7%, compared with amounts recorded in the 2nd quarter of last year, and declined slightly from amounts recorded in the previous quarter.

Compared with the 2nd quarter of last year, salaries and benefits expense increased 2.9% mainly as a result of normal merit increases. Full time equivalent employees totaled 4,826 and 4,822 at June 30, 2005 and 2004, respectively. Costs for supplies and communication, occupancy, loan collection, and professional fees all declined from amounts recorded in the 2nd quarter of last year. Data processing costs grew 2.3%, mainly as a result of higher bank card processing network fees. Increased costs were also incurred for marketing.

Income Taxes

The effective tax rate for the Company was 35.2% for the 2nd quarter of 2005, compared with an effective tax rate of 34.3% in the previous quarter and 35.5% in the 2nd quarter of 2004. As reported in the Company’s previously filed 10-Q and Annual Report on Form 10-K, the Company has tax benefits related to corporate reorganization initiatives which will not be recognized into income until certain conditions are satisfied. It is projected that such conditions may be resolved as early as the 3rd quarter of 2005 which would allow the remaining benefits of approximately $13.7 million to be recognized into income in the 3rd and 4th quarters of 2005. It is not expected that material tax benefits of this nature will continue beyond 2005.

Credit Quality

Net loan charge-offs for the 2nd quarter of 2005 amounted to $7.0 million compared with $3.8 million in the 1st quarter of 2005 and $6.2 million in the 2nd quarter of last year. The ratio of annualized net loan charge-offs to total average loans this quarter was ..33% compared with .31% in the same quarter last year and .18% in the 1st quarter of 2005. The increase in net charge-offs in the 2nd quarter of 2005 compared to the previous quarter was mainly the result of net recoveries totaling $2.8 million received in the first quarter from previously charged off commercial and lease loans, and an increase in credit card net loan charge offs during the 2nd quarter of 2005.

For the 2nd quarter of 2005, annualized net charge-offs on average credit card loans were 3.93% compared with 3.94% in the same quarter last year and 3.41% in the first quarter of 2005. Additionally, personal loan charge-offs remained at low levels this quarter and amounted to ..29% of average loans compared to .27% in the same period last year. The provision for loan losses for the quarter totaled $5.5 million and increased $3.1 million over amounts recorded in the 1st quarter of this year, but decreased $777 thousand from amounts recorded in the 2nd quarter of 2004. The allowance for loan losses at June 30, 2005 amounted to $129.4 million, or 1.52% of total loans, and represents 806% of total non-performing loans.

Total non-performing assets amounted to $16.6 million, a decrease of $2.0 million from the previous quarter, and amounted to .20% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($16.1 million) and foreclosed real estate ($542 thousand). Loans past due more than 90 days and still accruing interest totaled $15.1 million at June 30, 2005.

Other

The Company maintains a treasury stock buyback program and effective October 2004, was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended June 30, 2005, the Company purchased 1.3 million shares of treasury stock at an average cost of $48.53 per share.

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.